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Exhibit 10.12

CONSULTING AGREEMENT

        THIS CONSULTING AGREEMENT is entered into as of December 28, 2001 by and between Dole Food Company,  Inc. ("Dole") and David A. DeLorenzo (the "Consultant").

RECITALS

A.
The Consultant has considerable knowledge and experience relating to the business of Dole as a result of his prior affiliation with the Company and desires to provide Dole with advice and consulting services.

B.
The Consultant and Dole desire to enter into an Agreement in accordance with the terms and conditions set forth herein below.

        NOW THEREFORE, in consideration for the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

        1.    Consulting Services.    The Consultant will be available from time to time to advise and assist Dole with special projects consistent with Consultant's experience as requested by the Chief Executive Officer of Dole and to advise and assist Dole regarding litigation instigated or pending during his employment with Dole at the request of Dole's General Counsel (hereinafter "Services"). It is understood that Consultant may at any time during the duration of this Agreement accept employment on a full time basis in a capacity that does not create a conflict of interest as set forth in Paragraph 11 of this Agreement. It is expressly understood by the parties that Consultant shall not be requested to perform any Services which he could not reasonably perform given his other responsibilities and obligations.

        2.    Term.    This Agreement shall be effective from January 4, 2002 until January 4, 2007 on the condition that Consultant has executed and delivered to Dole a General Release Agreement. This Agreement shall not take effect nor shall any payments become due hereunder unless and until such General Release Agreement has been executed and the revocation period set forth therein has expired.

        3.    Status.    Consultant, by signing this Agreement, certifies and warrants his status as an independent contractor. For purposes of this Agreement, neither Consultant nor his employees or contract personnel, if any, shall be an employee of Dole within the meaning or the application of any federal, state, or local laws or regulations including, but not limited to, those covering unemployment insurance, Social Security benefits, workers' compensation, industrial accident, labor, or taxes. Neither Consultant nor his employees and contract personnel, if any, shall be subject to the provisions of Dole's policies relating to employees nor entitled to any rights or benefits thereunder as a result of entering into this Agreement. It is further understood and agreed that neither Consultant nor his employees and contract personnel, if any, shall be considered employees within the meaning or application of Dole's employee benefit programs including, without limitation, vacation, holidays, sick leave, pension, medical, dental, flexible spending accounts, group term life insurance, accidental death & dismemberment, stock option plan and 401(k) plan as a result of entering into this Agreement. Any insurance desired or required to be carried by Consultant must be provided by Consultant without cost to Dole.

        4.    Method of Performing the Services.    Consultant shall determine the method, details, and means of performing the Services and shall devote such time as reasonably necessary to perform the Services. Consultant shall utilize his own equipment and shall be solely responsible for the supervision of his employees and contract personnel, if any.

        5.    Payment.    Dole shall pay Consultant $2,200,000.00, payable in five lump sum payments during the term of this Agreement. Consultant shall be paid $200,000 on January 4, 2002. Thereafter, Consultant shall receive four (4) lump sum payments in the amount of $500,000 for the remainder of the Term of this Agreement, to be paid on the first business day of January for the applicable year. Dole shall reimburse Consultant for reasonable business expenditures made and substantiated in accordance with the policies and procedures established from time to time by Dole.

        6.    Tax Matters.    Consultant shall be responsible for the payment of all income taxes, social security taxes, and other taxes relating to payments made by Dole under this Agreement. In the event of an audit, Consultant shall provide Dole with proof that all taxes relating to the payments made by Dole under this Agreement have been paid and shall cooperate with Dole in providing such documentation as Dole shall reasonably request, including but not limited to Consultant's federal, state or foreign income tax returns for the relevant period[s].

        7.    No Agency or Power to Bind.    Without the express prior authorization of Dole, Consultant is not empowered to, and shall not act as the agent of Dole for any purpose whatsoever, nor shall Consultant attempt to bind or commit Dole to any contract or other arrangement. No provision contained in this Agreement shall be construed or interpreted to confer any rights or powers upon Consultant except that of rendering services to Dole pursuant to the terms of this Agreement.

        8.    Assignment of Work Product and Intellectual Property Rights.    Consultant acknowledges that all work, papers, documentation and other material delivered to Dole pursuant to this Agreement will belong solely to Dole and may not be used by Consultant for any other purpose whatsoever; provided that Dole will not use Consultant's name or attribute any statement, analysis or information to Consultant without Consultant's prior approval, which approval shall not be unreasonably withheld; and provided further, that Consultant may use such materials to perform Services hereunder, to monitor or evaluate such Services or to develop internally Consultant's professional capability. Upon completion of the Services, Consultant shall, at the request of Dole, either deliver specific materials to Dole or to retain them for possible future reference. Notwithstanding any other provision of this Agreement, Consultant will be entitled to retain for his internal purposes one copy of each written report furnished to Dole by Consultant; provided that the obligations of Consultant pursuant to Paragraph 13 hereof shall survive with respect to each such copy maintained by Consultant for as long as Consultant maintains such copy. Should Consultant no longer desire to maintain such copy, Consultant shall return each such copy to Dole.

        9.    Confidentiality.    All information of or concerning Dole in any form which is or was previously made available to Consultant, whether as a result of prior employment with Dole or in connection with the performance of Services hereunder, shall be treated as confidential information ("Confidential Information"). Confidential Information includes, but is not limited to, formulae, specifications, ideas, inventions, personnel/financial/technical/marketing data, forecasts, procedures, "know-how", customer lists or similar information and any privileged information pertaining to the Company's strategies and defenses in pending litigation. Consultant agrees that all Confidential Information related in any way to Dole's products, business or the Services performed for Dole by Consultant belongs solely to Dole and shall not be used by Consultant for any purpose other than to perform the Services hereunder. Consultant shall not disclose any Confidential Information to others, except to his employees and related third parties whose duties so require. Consultant shall be responsible for any unauthorized use of or disclosure of any Confidential Information by Consultant or by any of his employees or related third parties and for any loss, including reasonable attorneys' fees, suffered by Dole proximately caused thereby. Consultant's obligations of confidentiality and nondisclosure shall not apply to any portion of the Confidential information which is or shall have become public knowledge, by publication or otherwise, through no fault of Consultant.

        10.    Notification to Company of Mandatory Disclosure.    If Consultant or any of his representatives are requested or required by oral questions (that a court orders to be answered), interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process, to disclose any part of the Confidential Information identified in paragraph 13 herein, Consultant will (i) promptly notify Dole of each such request or requirement and the documents requested thereby, so that Dole may seek an appropriate protective order or other remedy and/or waive compliance by Consultant with the provisions of this Agreement, and (ii) consult with Dole on the advisability of taking legally available steps to resist or narrow such request or requirement. If in the absence of such a protective order or receipt of such a waiver, Consultant is nonetheless in the written opinion of his outside counsel (a copy of which shall be furnished in advance to Dole) compelled to disclose, by mandatorily applicable law, any part of the Confidential Information, Consultant may disclose such Confidential Information without liability under this Agreement, except that in that event, if the circumstances so permit, Consultant shall give Dole written notice of the Confidential Information to be so disclosed as far in advance of its disclosure as is lawful and practicable, and Consultant shall use his best efforts to obtain an order or other reliable assurances that confidential treatment will be accorded to the portion of the Confidential Information so required to be disclosed. Dole shall reimburse Consultant for reasonable legal and other expenses reasonably incurred by Consultant in complying with the provisions of this Paragraph 10.

        11.    Other Business.    This Agreement is intended to secure to Dole Consultant's assistance and cooperation and shall operate to preclude Consultant from performing services for others during the term of this Agreement, for any direct or indirect remuneration, that may be directly or indirectly harmful to or that may be detrimental or compete with the business and affairs of Dole and its affiliate and related entities by creating a conflict of interest. Consultant shall have the right to work for others during the term of this Agreement so long as there is no impairment of the Services rendered hereunder as a result of such conflict and so long as he does not engage in any other employment or business activities which would result in a conflict of interest with the contractual relationship presented by this Agreement. Consultant hereby acknowledges and agrees that performing services for or being affiliated with companies engaged in the fresh produce or the packaged food industries, including but not limited to the business of Dole, would create such a conflict of interest, particularly companies such as Chiquita, Fresh Del Monte Produce, Noboa, Fyffes, Fresh Express or Del Monte Packaged Foods, or their subsidiary, affiliated, successor or predecessor corporations. For purposes of this Agreement, the "packaged food industry" is defined as canned fruits, canned vegetables and packaged fresh produce such as packaged salads and fresh cut fruit. Accordingly, Consultant hereby agrees not to perform services for or become affiliated with entities engaged in such industries during the term of this Agreement. Except for the competing companies explicitly listed by name herein, the Board of Directors, in its sole discretion, may consent in writing to Consultant's affiliation with any company engaged in these industries should it determine that such affiliation will not interfere with the performance of Services hereunder by Consultant and/or that such affiliation will not be directly or indirectly harmful to Dole.

        12.    Termination.    Dole may, at any time and for any reason, terminate this Agreement. However, should Dole terminate this Agreement prior to its expiration for any reason other than Consultant's breach of Paragraph 11 all payments provided for in this Agreement will become immediately due and payable to Consultant. Upon notice to Dole that Consultant has violated Paragraph 11 of this Agreement, Dole may terminate this Agreement immediately and Dole shall have no further obligation to pay Consultant the balance of payments otherwise due hereunder.

        13.    Noninterference.    While employed as a Consultant by Dole and for a period of six (6) months after the expiration of this Agreement, Consultant agrees not to interfere with the business of the Dole or any affiliated entity by directly or indirectly soliciting, attempting to solicit, inducing or otherwise causing any employee of Dole or any of its affiliate companies to terminate his or her employment in order to become an employee, consultant or independent contractor to or for any other employer.

        14.    No Assignment.    Consultant may not assign this Agreement without Dole's prior written consent.

        15.    Governing Law.    This Agreement shall be interpreted and enforced in accordance with the laws of the State of California.

        16.    Notices.    All notices under this Agreement shall be in writing and shall be sent by registered or certified mail, postage paid, return receipt requested or personally delivered to the other party at the address listed below or by fax to the other party at the number listed. A notice sent by mail will be deemed delivered on the fourth (4th) business day after the date of posting. A notice sent by fax will be deemed delivered on the date on which it is received at the fax number listed below.

DOLE:	Dole Food Company, Inc. George R. Horne, Vice President, Administration and Support Operations One Dole Drive Westlake Village, California 91362 (818) 874-4593
CONSULTANT:	David A. DeLorenzo 2785 Ladbrook Way Thousand Oaks, California 91360

        17.    Entire Agreement.    This Agreement contains the entire agreement between Consultant and Dole with regard to the subject matter hereof and supercedes all prior agreements between the parties. Consultant and Dole acknowledge that no representations, inducements, promises, or agreements, orally or otherwise, have been made by Consultant or Dole regarding the subject matter hereof which are not contained in this Agreement, and that no other agreement, statement, or promise not contained herein shall be valid or binding.

        18.    Modifications.    This Agreement may not be modified except in a written document signed by Consultant and an officer of Dole.

        19.    Interpretation.    The language of this Agreement shall be given its ordinary meaning and any ambiguity herein shall not be construed against either party.

        20.    Captions.    The captions used herein are for convenience only and should not be considered a part of this Agreement.

        21.    Partial Invalidity.    If any part of this Agreement is deemed unenforceable, the remaining portions shall continue in full force and effect.

        22.    Counterparts.    This Agreement may be executed in two counterparts and by the separate parties hereto in separate counterparts, both of which shall be deemed to be an original and the one and the same instrument.

Dated:	DOLE FOOD COMPANY, INC.

By:

Title:

Dated:

David A. DeLorenzo

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CONSULTING AGREEMENT
RECITALS